PROSPECTUS SUPPLEMENT NO. 2    Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated January 18, 2011)    Registration No. 333-171639

16,772,209 Shares of Common Stock

This prospectus supplement supplements the information contained in our prospectus dated January 18, 2011, relating to the offer and sale from time to time of up to 16,772,209 shares of our common stock, $0.001 par value, that may be offered for sale by certain of our current and potential future stockholders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the section entitled “Selling Stockholders” in the prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the prospectus.

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Selling Stockholder	Common Stock Owned Prior to Offering		Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Owned Upon Completion of the Offering
	Shares Outstanding	Milestone Shares
Band of Angels Fund L.P. …………………...	19,001	292,989	311,990	—	*
Bio21 Venture Capital Corp. …………………	58,202	203,325	261,527	—	*
Bio-Star Private Equity Fund, LLC ……………	13,572	0	13,572	—	*
Bio-Star Private Equity Fund-FP, LLC ………..	5,431	0	5,431	—	*
Closs Family Trust U/A DTD 9/22/97, Jeffrey and Nancy Closs Trustees ………………	808	742	1,550	—	*
Essex Woodlands Health Ventures Fund VII, LP ……………….	5,665,428	7,111,348	12,776,776	—	*
HSDC Capital Fund, LLC …………………..	1,141	15,502	16,643	—	*
Jeffrey M. Closs IRA ...	1,424	1,306	2,730	—	*
Kondapavulur T. Venkateswara-Rao …	22,007	1,838	23,845	—	*
Lava Management, LLC …………………..	282	3,872	4,154	—	*
Linda Wei-Lee Chang Trust UTA dtd February 19, 1998 ……	6,298	90,667	96,965	—	*
M/R Chang Family Trust dated July 25, 1974 ………………….	24,312	235,309	259,621	—	*
Matthew Ferguson …...	14,273	13,090	27,363	—	*
Michael Minhall Chang Trust UTA dtd February 19, 1998 ……	6,298	90,667	96,965	—	*
O'Brien Family Trust ...	1,898	11,368	13,266	—	*
Robert D. Mitchell …...	409,160	8,402	417,562	—	*
Saratoga Ventures IV, L.P. …………………...	21,373	102,849	124,222	—	*
Saratoga Ventures V, L.P. …………………...	35,622	115,918	151,540	—	*
Saratoga Ventures VI, L.P. …………………...	193,782	177,742	371,524	—	*
William Nighan ……...	4,131	4,852	8,983	—	*
Essex Woodlands Health Ventures, Inc., as agent for the benefit of the stockholders of Nellix, Inc.……...	—	—	—	—	*

Investing in our common stock involves a high degree of risk. You should review the section

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entitled “Risk Factors” beginning on page 2 of the prospectus to read about the risks you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2012.

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